Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 1994 Stock and Incentive Plan of TESSCO Technologies Incorporated, of our reports dated May 24, 2011, with respect to the consolidated financial statements and schedule of TESSCO Technologies Incorporated, and the effectiveness of internal control over financial reporting, of TESSCO Technologies Incorporated included in its Annual Report (Form 10-K) for the fiscal year ended March 27, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Baltimore, Maryland
February 29, 2012